     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON [            ]

                                                   REGISTRATION NO. 333-[      ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          AAMES FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                        DELAWARE                                                 95-4340340
    (State or other jurisdiction of Incorporation or                (I.R.S. Employer Identification No.)
                     Organization)

                       350 SOUTH GRAND AVENUE, 52ND FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (323) 210-5000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                         ------------------------------

                           JOHN F. MADDEN, JR., ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                          AAMES FINANCIAL CORPORATION
                       350 SOUTH GRAND AVENUE, 52ND FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (323) 210-5000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                          AGGREGATE OFFERING             AMOUNT OF REGISTRATION
               SECURITIES TO BE REGISTERED                             PRICE(2)                            FEE
Subscription Rights(1)....................................                $0                               $0
Series D Convertible Preferred Stock......................          $57,817,399.50                     $15,263.79
Common Stock(3)...........................................                (4)                              (4)

(1) Evidencing the right to subscribe for the Series D Convertible Preferred Stock described below. Pursuant to Rule 457(g), no separate registration fee is required for the subscription rights since they are being registered in the same registration statement as the Series D Convertible Preferred Stock underlying the subscription rights.

(2) Calculated in accordance with Rule 457(o) based on the estimated maximum aggregate offering price of the Series D Convertible Preferred Stock. The Registrant will offer one subscription right for each share of Series C Convertible Preferred Stock which is outstanding and owned by anyone other than Capital Z Financial Services Fund II, L.P. and for each share of Common Stock outstanding on the record date for the offering. The proposed maximum aggregate offering price stated above is based on the number of shares of Common Stock outstanding on August 9, 1999.

(3) Includes certain preferred stock purchase rights of the Registrant, exercisable upon the occurrence of certain events. See "Description of Capital Stock--Anti-Takeover Provisions" in the Prospectus which constitutes a part of this Registration Statement.

(4) Such indeterminate number of shares of Common Stock as shall be issuable upon the conversion of the Series D Convertible Preferred Stock being registered hereunder. No separate consideration will be received by the Registrant upon conversion of the Series D Convertible Preferred Stock and, accordingly, no additional registration fee is payable pursuant to
    Rule 457(i).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED SEPTEMBER [  ], 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                          AAMES FINANCIAL CORPORATION
           68,020,470 SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK
                                $0.85 PER SHARE

    We are distributing subscription rights to purchase an aggregate of 68,020,470 shares of Series D Convertible Preferred Stock to the holders of our common stock. You may not transfer your subscription rights. You will receive one subscription right for each share of our Common Stock that you held on
[            ] [  ], 2000. Each subscription right entitles you to purchase one share of Series D Convertible Preferred Stock for $0.85 per share. The subscription rights are exercisable beginning on the date of this prospectus and
continuing until 5:00 p.m. New York City Time on [            ] [  ], 2000.

                    THE SERIES D CONVERTIBLE PREFERRED STOCK

DIVIDEND RATE:  6.5% per year, which we may accrue and not pay in cash until
                June 30, 2001. Restrictions related to our debt will preclude us from paying cash dividends on the Series D
                Convertible Preferred Stock and all other shares of our capital stock for the foreseeable future.

VOTING:         The Series D Convertible Preferred Stock will vote with the
                Common Stock on an as-converted basis, EXCEPT THAT HOLDERS
                OF THE SERIES D CONVERTIBLE PREFERRED STOCK ARE NOT ENTITLED
                TO VOTE FOR OUR DIRECTORS.

CONVERSION:     You may convert each share of Series D Convertible Preferred
                Stock held by you into one share of Common Stock at any
                time. Also, the holders of a majority of the outstanding
                shares of Series D Convertible Preferred Stock may direct
                the conversion of all holders' shares of Series D
                Convertible Preferred Stock into common stock at any time.

REDEMPTION:     We may redeem all of the outstanding shares of Series D
                Convertible Preferred Stock at any time on or after
                February 10, 2009, or earlier if fewer than 25% of the
                shares of Series D Convertible Preferred Stock issued to
                Specialty Finance Partners (which is controlled by
                Capital Z Financial Services Fund II, L.P.) are outstanding.

PRIORITY:       The Series D Convertible Preferred Stock will be senior to all of our Common Stock and all series of our Preferred
                Stock, except that the Series D Convertible Preferred Stock will be equal in seniority to our Series B Convertible
                Preferred Stock and our Series C Convertible Preferred
                Stock.

    The Series D Convertible Preferred Stock will not be listed on the New York Stock Exchange or any other exchange or market quotation system. While we intend to file an application to list the Series D Convertible Preferred Stock for trading on the New York Stock Exchange if we meet the necessary listing requirements, we do not currently meet the necessary listing requirements. Our Common Stock is traded on the New York Stock Exchange under the symbol "AAM." We have received notice from the New York Stock Exchange that we may be subject to suspension and delisting. See "Risk Factors" beginning on page [ ]. On September [ ], 2000, the closing sale price of the Common Stock on the New York
Stock Exchange was $[    ] per share.

                                                     SUBSCRIPTION PRICE   PROCEEDS TO US (BEFORE EXPENSES)
                                                     ------------------   --------------------------------
Per Share..........................................       $0.85                      $0.85
Total..............................................   $57,817,399.50               $15,263.79

    THE SERIES D CONVERTIBLE PREFERRED STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE [ ].

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 19, 2000

                               TABLE OF CONTENTS

Prospectus Summary..........................................    2
Risk Factors................................................    9
Where You Can Find More Information.........................   18
A Warning About Forward-Looking Statements..................   20
Aames Financial Corporation.................................   20
The Capital Z Financing.....................................   21
Use of Proceeds.............................................   22
Determination of the Subscription Price.....................   22
The Rights Offering.........................................   22
Description of the Series C Convertible Preferred Stock.....   29
Description of Capital Stock................................   31
Certain Federal Income Tax Consequences.....................   34
Plan of Distribution........................................   36
Legal Matters...............................................   36
Experts.....................................................   37

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the important information that you should consider before exercising your subscription rights. You should carefully read the entire prospectus.

                          AAMES FINANCIAL CORPORATION

    We are a consumer finance company primarily engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. Our principal market is borrowers whose financing needs are not being met by traditional mortgage lenders for a variety of reasons, including the need for specialized loan products or credit histories that may limit the borrowers' access to credit. The residential mortgage loans that we originate and purchase, which include fixed and adjustable rate loans, are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes.

    We originate and purchase loans nationally through its core retail and broker production channels. In recent quarters, we have emphasized our core retail and broker loan production channels and decreased our reliance on correspondent purchases. During the three and nine months ended March 31, 2000, we originated and purchased $446 million and $1.55 billion, respectively, of mortgage loans.

    As a fundamental part of our business and financing strategy, we sell our loans to third party investors in the secondary market. We maximize opportunities in our loan disposition transactions by selling our loan production through a combination of securitizations and whole loan sales, depending on market conditions, profitability and cash flows. During the three months ended March 31, 2000, we sold $435 million of mortgage loans, all of which were sold in whole loan sale transaction. During the nine months ended March 31, 2000, we sold a total of $1.72 billion of mortgage loans, of which $804 million were sold in securitizations and $912 million were sold in whole loan sales.

    We retain the servicing on the loan that we sell in securitizations and we usually do not retain the servicing on loans that we sell in whole loan sales. At March 31, 2000, we serviced $3.68 billion of mortgage loans, of which $139.1 million were subserviced for other by the Company on an interim basis.

    We are a Delaware corporation formed in 1991. Our executive offices are located at 350 South Grand Avenue, 52nd Floor, Los Angeles, California 90071, and our telephone number is (323) 210-5000.

                            THE CAPITAL Z FINANCING

    In February 1999, Capital Z (through Specialty Finance Partners, a partnership majority owned by Capital Z) invested $26.7 million in our Series B Convertible Preferred Stock and $48.3 million in our Series C Convertible Preferred Stock. Capital Z Financial Services Fund II, L.P. and Specialty Finance Partners will be described together in this prospectus as Capital Z. In August 1999, Capital Z (through Specialty Finance Partners) purchased an additional $25 million of our Series C Convertible Preferred Stock. Our
Series B Convertible Preferred Stock, our Series C Convertible Preferred Stock and our Series D Convertible Preferred Stock are together described in this prospectus as the Senior Preferred Stock. The $100 million investment by Capital Z between February and August of 1999 is described in this prospectus as the Initial Capital Z Financing.

    As a condition of the Initial Capital Z Financing, the Company offered holders of its Common Stock the rights to purchase shares of Series C Convertible Preferred Stock at the same price per share as was paid by Capital Z in the Initial Capital Z Financing. Capital Z agreed to purchase any unsubscribed shares of Series C Convertible Preferred Stock (up to a total of $25 million) that were not purchased by the participants in that offering.

    In October 1999, we sold $4.2 million of shares of Series C Convertible Preferred Stock to participants in the rights offering and Capital Z purchased the remaining $20.8 million of shares of Series C Convertible Preferred Stock. The rights offering in October 1999 is described in this prospectus as the 1999 Rights Offering.

    In June 2000, Capital Z agreed to purchase $50 million of Series D Convertible Preferred Stock which it purchased in July of 2000. As a condition of this investment, we are making the current offer of shares of Series D Convertible Preferred Stock to all of our stockholders other than Capital Z at the same price as was paid by Capital Z for the Series D Convertible Preferred Stock. The $50 million investment by Capital Z in June 2000 is described in this prospectus as the Subsequent Capital Z Financing. Unlike the 1999 Rights Offering, there is no commitment from Capital Z (or any other entity) to purchase any of the unsubscribed shares of Series D Convertible Preferred Stock.

                              THE RIGHTS OFFERING

THE SUBSCRIPTION RIGHTS

DISTRIBUTION OF SUBSCRIPTION RIGHTS    We are distributing to each holder of our Common Stock and each holder of our Series C Convertible Preferred Stock, at no charge, one subscription right for each share of Common
                                       Stock or Series C Convertible Preferred Stock that you owned
                                       as of the close of business on September [            ],
                                       2000. The subscription rights will be evidenced by
                                       nontransferable Right Certificates.

SUBSCRIPTION RIGHTS                    Each subscription right entitles you to purchase [2.56]
                                       shares of Series D Convertible Preferred Stock for $0.85.
                                       When you "exercise" a subscription right, that means you
                                       choose to purchase the Series D Convertible Preferred Stock that the subscription right entitles you to purchase. You
                                       may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You
                                       cannot sell or give your subscription rights to anyone else
                                       -- only you can exercise them.

EXPIRATION DATE; AMENDMENT AND
  TERMINATION                          The subscription rights will expire at 5:00 p.m., New York
                                       City time, on [            ], 2000. We may extend the
                                       expiration date until [            ], 2000 for any reason.
                                       We may amend or terminate the rights offering for any
                                       reason. If we terminate the rights offering, we will
                                       promptly return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription
                                       payments returned if we terminate the rights offering.
                                       Subscription rights that remain unexercised at the
                                       expiration time will expire and will no longer be
                                       exercisable.

TRANSFERABILITY                        You cannot sell or give your subscription rights to any
                                       person.

RISK FACTORS                           The exercise of subscription rights involves certain risks.
                                       Exercising subscription rights means making an additional
                                       equity investment in us and should be carefully considered as you would with any other equity investment. Among other things, you should consider the

                                       risks described under the heading "Risk Factors" beginning on page [  ].

RECORD DATE                            September [  ], 2000, at 5:00 p.m., New York City time.

CONDITIONS OF THE RIGHTS OFFERING      If the issuance of the Series D Convertible Preferred Stock in the rights offering triggers the anti-dilution provisions in the Certificate of Incorporation, the closing of the
                                       rights offering will be contingent upon stockholder approval of amendments to the Certificate of Incorporation to
                                       eliminate the effect on the conversion ratio of the various classes of preferred stock outstanding.

                                       We currently do not have a sufficient number of authorized, but unissued, shares of Series D Convertible Preferred Stock for the rights offering. Therefore, the closing of the
                                       rights offering is contingent upon stockholder approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Series D Convertible
                                       Preferred Stock.

RIGHTS ISSUED TO CAPITAL Z             The affiliate of Capital Z that owns our Senior Preferred
                                       Stock will receive rights to participate in this rights
                                       offering. However, Capital Z informed us that the affiliate will not exercise any rights granted in this rights
                                       offering. As a result [      ] shares of Series D
                                       Convertible Preferred Stock offered in this rights offering will not be issued.

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES                         Generally, you will not recognize taxable income in
                                       connection with the distribution or exercise of the
                                       subscription rights. You may recognize a gain or loss upon the sale of shares of Series D Convertible Preferred Stock acquired through exercise of the subscription right. You
                                       will not recognize taxable income on conversion of the
                                       Series D Convertible Preferred Stock acquired through
                                       exercise of the subscription rights. You may recognize a
                                       gain or loss upon the sale of shares of Common Stock
                                       acquired through conversion of the Series D Convertible
                                       Preferred Stock.

SERIES D CONVERTIBLE
PREFERRED STOCK

CONVERSION                             Each share of Series D Convertible Preferred Stock is
                                       convertible into one share of common stock. Each holder of
                                       Series D Convertible Preferred Stock may convert its shares at any time. All of the Series D Convertible Preferred Stock is convertible at the direction of the holder or holders of a majority of the outstanding shares of Series D Convertible
                                       Preferred Stock.

DIVIDENDS                              Dividends on the Series D Convertible Preferred Stock will be cumulative and will accrue at an annual rate of 6.5% on the $0.85 stated value of each share of Series D Convertible
                                       Preferred Stock. Dividends will be payable quarterly in cash on March 31, June 30, September 30 and December 31 of each year, except that we may accrue and not pay dividends
                                       through June 30, 2001. We will pay

                                       dividends on the Series D Convertible Preferred Stock only if declared by our Board of Directors out of funds legally available to pay dividends. Restrictions related to our debt have to date and will continue to preclude us from paying
                                       cash dividends on the Series D Convertible Preferred Stock and all other shares of our capital stock for the
                                       foreseeable future.

PRIORITY                               The Series D Convertible Preferred Stock will rank senior in right to dividends and payment upon liquidation to all
                                       classes and series of our common and preferred stock, except that the Series D Convertible Preferred Stock will be equal in rank to the Series B Convertible Preferred Stock and the
                                       Series C Convertible Preferred Stock.

VOTING                                 The Series D Convertible Preferred Stock will vote in all
                                       matters on which our common stockholders vote on an
                                       as-converted basis with the common stock, except that the
                                       Series D Convertible Preferred Stock will not be entitled to vote for our directors.

REDEMPTION                             We may redeem all of the outstanding shares of Series D
                                       Convertible Preferred Stock at any time on or after
                                       February 10, 2009, or earlier if fewer than 25% of the
                                       shares of Series D Convertible Preferred Stock issued on
                                       July 12, 2000 are outstanding.

MECHANICS OF THE OFFERING

PROCEDURE FOR EXERCISING SUBSCRIPTION
  RIGHTS                               You may exercise subscription rights by properly completing and signing your rights certificate. You must deliver to the subscription agent your rights certificate with payment of the subscription price of $0.85 for each share of Series D
                                       Convertible Preferred Stock subscribed for on or prior to
                                       the date and time when the rights offering expires. If you use the United States mail to send your rights certificate, we recommend that you use insured, registered mail. If you cannot deliver your rights certificate to the subscription agent on time, you may use the procedures for guaranteed
                                       delivery described under "The Rights Offering -- Exercise of
                                       Subscription Rights." We will not pay interest on
                                       subscription payments.

                                       Funds paid by uncertified personal checks may take five
                                       business days or more to clear. If you wish to pay the
                                       subscription price for Series D Convertible Preferred Stock by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure
                                       that your payment is received and clears in time. We urge
                                       you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the
                                       opportunity to exercise your subscription rights.

                                       IN ORDER TO EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MUST
                                       EXERCISE THEM BEFORE THEY EXPIRE. ONCE YOU EXERCISE YOUR
                                       SUBSCRIPTION RIGHTS, YOU CANNOT REVOKE YOUR SUBSCRIPTION.

PERSONS HOLDING COMMON STOCK AND
  SERIES C CONVERTIBLE PREFERRED
  STOCK AND DESIRING TO EXERCISE
  SUBSCRIPTION RIGHTS THROUGH OTHERS   If you hold shares of our Common Stock or Series C
                                       Convertible Preferred Stock through a broker, dealer or
                                       other nominee, we will send your rights certificate to your broker, dealer or nominee. Your broker, dealer or nominee
                                       will notify you of the rights offering. If you wish to
                                       exercise your subscription rights, you will need to have
                                       your broker, dealer or nominee act for you. You should
                                       contact them and request that they take the necessary and
                                       proper actions to sell or exercise your subscription rights.

HOW FOREIGN AND CERTAIN OTHER
  STOCKHOLDERS CAN EXERCISE
  SUBSCRIPTION RIGHTS                  We will not mail rights certificates to you if you are a
                                       stockholder with an address outside the United States or if you have an Army Post Office (APO) or Fleet Post Office
                                       (FPO) address. Instead, the subscription agent will hold
                                       rights certificates for your account. To exercise such
                                       subscription rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, on
                                       [            ] [  ], 2000, and establish to the satisfaction
                                       of the subscription agent that your exercise is permitted
                                       under applicable law.

ISSUANCE OF SERIES D CONVERTIBLE
  PREFERRED STOCK                      We will issue certificates representing shares of Series D
                                       Convertible Preferred Stock purchased pursuant to the
                                       exercise of subscription rights as soon as practicable after the expiration of the rights offering.

SUBSCRIPTION AGENT                     ChaseMellon Shareholder Services L.L.C. is acting as the
                                       subscription agent in connection with the rights offering.
                                       ChaseMellon's telephone number is [        ].

LISTING                                The Series D Convertible Preferred Stock will not be listed on the New York Stock Exchange or any other exchange or
                                       market quotation system. While we intend to file an
                                       application to list the Series D Convertible Preferred Stock for trading on the New York Stock Exchange if we meet the
                                       necessary listing requirements, we do not currently meet the necessary listing requirements. Our Common Stock is traded on the New York Stock Exchange under the symbol "AAM." We
                                       have received notice from the New York Stock Exchange that we may be subject to suspension and delisting. See "Risk
                                       Factors" beginning on page [      ].

USE OF PROCEEDS                        We will receive approximately $16.2 million from the rights offering, after paying estimated offering expenses of
                                       $690,263. We will use the proceeds from the rights offering for general corporate purposes. See "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial and other data as of and for the years ended June 30, 1999, 1998, 1997, 1996 and 1995 are derived from our audited consolidated financial statements that are incorporated in this prospectus by reference. The selected consolidated financial and other data as of and for the three and nine months ended March 31, 2000 and 1999 are derived from our unaudited consolidated financial statements that are incorporated in this prospectus by reference. You should read the following data with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on
Form 10-K and Form 10-K/A for the year ended June 30, 1999, and Quarterly Report on Form 10-Q for the Three Months Ended March 31, 2000, each of which is incorporated in this prospectus by reference.

                               THREE MONTHS
                                   ENDED               NINE MONTHS
                                 MARCH 31,           ENDED MARCH 31,                    FISCAL YEAR ENDED JUNE 30,
                            -------------------   ---------------------   -------------------------------------------------------
                              2000       1999       2000        1999        1999        1998       1997        1996        1995
                            --------   --------   ---------   ---------   ---------   --------   ---------   ---------   --------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue:
  Gain on sale of loans...  $  9,053   $  8,236   $  40,403   $  36,665   $  44,855   $120,828   $ 135,421   $  71,255   $ 15,870
  Valuation (write-down)
    of residual interests
    And mortgage servicing
    rights................   (47,300)    (8,100)    (82,490)   (194,551)   (194,551)    19,495     (18,950)         --         --
  Origination fees........     7,671     10,283      29,429      32,067      39,689     34,282      35,616      27,505     15,799
  Loan servicing..........     3,958      7,437      12,133      20,048      23,329     10,634      14,096       9,863      8,791
  Interest................    24,627     18,958      72,387      45,923      70,525     81,250      48,348      19.805      7,940
                            --------   --------   ---------   ---------   ---------   --------   ---------   ---------   --------
    Total revenue,
      including valuation
      (write-down) of
      residual interests
      and mortgage
      servicing rights....    (1,991)    36,814      71,862     (59,848)    (16,153)   266,489     214,531     128,428     48,400
  Total expenses..........    58,941     88,967     177,774     203,614     261,996    213,683     205,071      89,541     37,788
                            --------   --------   ---------   ---------   ---------   --------   ---------   ---------   --------
  Income (loss) before
    income taxes..........   (60,932)   (52,153)   (105,912)   (263,462)   (278,149)    52,806       9,460      38,887     10,612
  Provision (benefit) for
    income taxes..........       533    (16,174)      2,458     (29,582)    (30,182)    25,243       7,982      17,814      4,828
                            --------   --------   ---------   ---------   ---------   --------   ---------   ---------   --------
  Net income (loss).......  $(61,465)  $(35,979)  $(108,370)  $(233,880)  $(247,967)  $ 27,563   $   1,478   $  21,073   $  5,784
                            ========   ========   =========   =========   =========   ========   =========   =========   ========
  Net income (loss) per
    share (diluted).......  $ (10.25)  $  (5.91)  $  (18.38)  $  (37.84)  $  (40.31)  $   4.36   $    0.26   $    4.08   $   2.15
                            ========   ========   =========   =========   =========   ========   =========   =========   ========
  Weighted average number
    of shares outstanding
    (in thousands)
    (diluted).............     6,210      6,201       6,209       6,199       6,200      7,150       5,674       5,450      2,670
                            ========   ========   =========   =========   =========   ========   =========   =========   ========
  Cash dividends per
    common share..........  $     --   $     --   $      --   $    0.16   $    0.17   $   0.66   $    0.65   $    0.66   $   0.65
                            ========   ========   =========   =========   =========   ========   =========   =========   ========
RATIO OF EARNINGS TO FIXED
  CHARGES.................     (3.68)     (4.50)      (1.69)      (7.30)      (0.06)      2.20        1.29        4.14       4.31
CASH FLOW DATA:
  Provided by (used in)
    operating
    activities............  $(10,383)  $(76,136)  $ 130,212   $(200,940)  $(466,966)  $(49,661)  $(280,073)  $(241,073)  $(43,375)
  Used in investing
    activities............      (482)    (1,239)     (1,054)     (4,667)     (5,229)    (5,163)     (8,864)     (5,885)      (988)
  Provided by (used in)
    financing
    activities............    14,243     76,568    (130,526)    204,269     480,637     40,244     291,898     250,540     48,209
  Net increase (decrease)
    in cash and cash
    equivalents...........     3,378       (806)     (1,368)     (1,338)      8,442    (14,580)      2,961       3,582      3,846

                                                                                               AT JUNE 30,
                                            AT MARCH 31,   AT MARCH 31,   ------------------------------------------------------
                                                2000           1999          1999        1998       1997       1996       1995
                                            ------------   ------------   ----------   --------   --------   --------   --------
BALANCE SHEET DATA:
  Cash and cash equivalents...............    $ 19,396       $ 10,984     $   20,764   $ 12,322   $ 26,902   $ 23,941   $ 20,359
  Residual interests and mortgage
    servicing rights......................     311,902        348,091        353,255    522,632    360,892    164,740     50,421
  Total assets............................     785,461        758,059      1,021,097    815,187    717,595    401,524    108,084
                                              --------       --------     ----------   --------   --------   --------   --------
  10.5% Senior Notes due 2002.............      11,500         17,250         17,250     23,000     23,000     23,000     23,000
  9.125% Senior Notes due 2003............     150,000        150,000        150,000    150,000    150,000         --         --
  5.5% Convertible Subordinated Debentures
    due 2006                                   113,970        113,990        113,970    113,990    113,990    115,000         --
  Other long-term debt....................          --             --             --         --         --         45        144
                                              --------       --------     ----------   --------   --------   --------   --------
    Total long-term debt..................     275,470        281,240        281,220    286,990    286,990    138,045     23,144
  Stockholders' equity....................    $ 56,496       $136,121     $  145,556   $304,051   $239,755   $120,461   $ 75,797

                                  RISK FACTORS

    Investment in the Series D Convertible Preferred Stock covered by this prospectus involves a substantial degree of risk. You should carefully consider the following factors, together with the other information contained in this prospectus, before exercising your subscription rights to purchase the Series D Convertible Preferred Stock that we are offering.

IF WE ARE UNABLE TO MAINTAIN ADEQUATE FINANCING SOURCES OR OUTSIDE SOURCES OF CASH ARE NOT SUFFICIENT, OUR ABILITY TO MAKE AND SERVICE LOANS WILL BE IMPAIRED AND OUR REVENUES WILL SUFFER.

    We operate on a negative cash flow basis, which means our cash expenditures exceed our cash earnings. Therefore, we need continued access to short- and long-term external sources of cash to fund our operations.

    Our primary uses of cash include:

    - mortgage loan originations and purchases before their securitization or sale in the secondary market;

    - fees, expenses and hedging costs, if any, incurred for the securitization of loans;

    - cash reserve accounts or overcollateralization required in the securitization of loans;

    - tax payments generally due on recognition of non-cash gain on sale recorded in the securitizations of loans;

    - ongoing administrative and other operating expenses;

    - interest and principal payments under our credit facilities and other existing indebtedness;

    - cash advances made on delinquent loans included in our loan servicing portfolio;

    - costs of expanding our loan production units; and

    - investments in technology initiatives and other capital improvements.

    We use cash draws under credit facilities, referred to as revolving warehouse and repurchase facilities, to fund new originations and purchases of mortgage loans before securitization or sale. We currently have three committed lines with aggregate borrowing capacity of $665.0 million (excluding a $35.0 million working capital subline). These facilities expire between October 2000 and October 2001 and no assurances can be given that we will be able to extend or replace these facilities at the times they mature.

    We also raise cash through selling our loans in whole loan sales for cash and in securitization transaction. We use the cash raised through loan dispositions to provide us with the cash to pay off our revolving warehouse and repurchase facilities and to fund new loans. We recently entered into a residual sale facility which will allow us to raise up to $75 million in cash through the sale of our residual interests created in future securitizations. The residual sale facility expires in September 2002, and no assurance can be given that we will be able to extend or replace this residual facility upon its expiration nor that we will be able to complete whole loan sales on terms favorable to us.

    As servicer of the loans we securitize, we are required to advance, or loan, to the trusts delinquent interest. In addition, as servicer, we advance to the trusts foreclosure related expenses, and certain tax and insurance remittances relating to loans serviced. See "Risk Factors -- High delinquencies on the loan in our servicing portfolio may hurt our cash flows." We recently entered into a transaction pursuant to which we sold certain accounts receivable representing servicing advances we had previously made and engaged an investment bank to make a substantial portion of future servicing advances on substantially all of the loans in our servicing portfolio. Our agreement with the investment bank expires in February 2001 and no assurance can be given that we will be able to extend or replace this agreement. Without our agreement with the investment bank, or similar alternative arrangements, our obligation to make future servicing advances with cash will be substantially increased.

    To the extent that we are unable to maintain existing, or arrange new, revolving warehouse, repurchase or other credit facilities or obtain additional commitments to sell whole loans for cash, we may have to curtail making loans. See "Risk Factors -- A prolonged interruption or reduction in the securitization and whole loan market would hurt our financial performance." This would have a material adverse effect on our financial position and results of operations and jeopardize our ability to continue to operate as a going concern.

    Our primary and potential sources of cash as described in the paragraph above should be sufficient to fund our cash requirements through at least the next 12 months, assuming the Company successfully closes a new warehouse facility which provides for concurrent. If available at all, the type, timing and terms of financing selected by us for our primary and potential sources of cash will be dependent upon our cash needs, the availability of other financing sources, limitations under debt covenants and the prevailing conditions in the financial markets. However, we are not sure that the necessary sources of cash will be available when needed. Even if the necessary sources of cash are available, the providers of cash may impose terms that are not favorable to us. If the short- and long-term external sources of cash needed to fund our operations, as described above, are not available, we may be restricted in the amount of loans that we will be able to produce and sell.

OUR RIGHT TO SERVICE LOANS MAY BE TERMINATED BECAUSE OF THE HIGH DELINQUENCIES AND LOSSES ON THE LOANS IN OUR SERVICING PORTFOLIO.

    A substantial majority of our servicing portfolio consists of loans securitized by us and sold to real estate mortgage investment conduits or owner trusts in securitization transactions. A majority of our securitization transactions were credit-enhanced by an insurance policy issued by a monoline insurance company. That insurance policy protects the securitization investor against certain losses. Generally, the Company enters into an agreement with the monoline insurance company that contains specified limits on delinquencies, which means loans past due 90, or in some cases past due 60, days or more, and losses that may be incurred in each trust and provides that the monoline insurance company can terminate us as servicer if delinquencies or losses are over a specified limit. Additionally, the agreements entered into in connection with our 1999 securitizations provide that our rights and obligations to service the loans will periodically cease unless renewed by the monoline insurance carrier for successive periods..

    If, at any measuring date, the delinquencies or losses with respect to any of our securitization trusts credit-enhanced by monoline insurance were to exceed the delinquency or loss limits applicable to that trust, our rights to service the loans in the affected trust may be terminated.

    At June 30, 2000, the dollar volume of loans delinquent more than 90 days in ten of our securitization trusts exceeded the permitted limit in the related securitization agreements.

    We have implemented various plans to lower the delinquency rates in our future trusts, including diversifying the loans we originate and purchase to include higher credit grade loans. The delinquency rate at June 30, 2000 was 13.6% and at June 30, 1999 was 15.7%.

    Nine of the ten trusts referred to above which represent in the aggregate 17.9% of the dollar volume of our servicing portfolio, exceeded loss limits at June 30, 2000.

    Although the monoline insurance company has the right to terminate servicing with respect to the 1999 securitization trusts and the trusts that exceed the delinquency and loss limits, no servicing rights have been terminated and we believe that it is unlikely that we will be terminated as servicer. We cannot be sure, however, that our servicing rights with respect to the mortgage loans in such trusts, or any other trusts which exceed the specified delinquency or loss limits in future periods, will not be terminated.

HIGH DELINQUENCIES ON THE LOANS IN OUR SERVICING PORTFOLIO MAY HURT OUR CASH FLOWS.

    As servicer of the loans we securitize, we are required to advance, or loan, to the trusts delinquent interest. In addition, as servicer, we advance to the trusts foreclosure related expenses, and certain tax and insurance remittances relating to loans serviced. We recently entered into a transaction pursuant to which we sold certain accounts receivable representing servicing advances we had previously made and engaged an investment bank to make a substantial portion of future servicing advances on substantially all of the loans in our servicing portfolio. Our agreement with the investment bank expires in February 2001 and no assurance can be given that we will be able to extend or replace this agreement. Without our agreement with the investment bank, or similar alternative arrangements, our obligation to make future servicing advances with cash will be substantially increased.

    High delinquency rates hurt our cash flows. When delinquency rates exceed the limit specified in the securitization agreement, our right to receive cash from the trust is delayed. When delinquency rates exceed the specified amount, we are required to use the cash flows from the trust to make accelerated payments of principal on the certificates or bonds issued by the trust. These accelerated payments increase the overcollateralization levels. The overcollateralization level represents the amount that the principal balance of the loans in the trust exceeds the principal balance of the certificates or bonds issued by the trust. We do not receive distributions from the trust until after the required overcollateralization levels are met. Generally, provisions in the securitization agreements have the effect of requiring the overcollateralization amount to be increased up to approximately twice the level otherwise required when the delinquency rates do not exceed the specified limit. As of June 30, 2000, we were required to maintain an additional $59.3 million in overcollateralization amounts as a result of the level of the delinquency rates above that which would have been required to be maintained if the applicable delinquency rates had been below the specified limit. Of this amount, at June 30, 2000, [$41.0] million remains to be added to the overcollateralization amounts from future spread income on the loans held by these trusts.

    High delinquency rates also negatively affect our cash flows because we act as servicer of the loans in the trust. As the servicer, we are required to use our cash to advance to the trust past due interest.

HIGH DELINQUENCIES AND LOSSES MAY HURT OUR EARNINGS.

    Higher delinquency and loss levels may also affect our reported earnings. We apply certain assumptions with respect to expected losses on loans in a securitization trust to determine the amount of non-cash gain on sale that we record at the closing of a securitization transaction. Losses occur when the cash we receive from the sale of foreclosed properties, less sales expenses, is less than the principal balance of the loan previously secured by those properties and related interest and servicing expenses and advances. If actual losses exceed those assumptions, we may be required to take a charge to earnings. The charge to earnings would result in an adjustment to the carrying value of the residual interests recorded on our balance sheet.

OUR LOANS ARE SUBJECT TO HIGHER RISKS OF DELINQUENCY AND LOSS THAN THOSE MADE BY CONVENTIONAL MORTGAGE SOURCES.

    Loans made to borrowers in the lower credit grades have historically resulted in a higher risk of delinquency and loss than loans made to borrowers who use conventional mortgage sources. We believe that the underwriting criteria and collection methods we use permit us to mitigate the higher risks inherent in loans made to these borrowers. However, we cannot be sure that those criteria or methods will protect us against those risks.

    All of our loans are collateralized by residential property. The value of the property collateralizing our loans may not be sufficient to cover the principal amount of the loans and related interest and servicing expenses and advances in the event of liquidation. The total amount and severity of losses not covered by the underlying properties could have a material adverse effect on our results of operations and financial condition because they could affect our right to service loans in securitizations (See "Risk Factors -- Our right to service loans may be terminated because of the high delinquencies and losses on the loans in our servicing portfolio."). Historical loss rates affect the assumptions used by us in computing our non-cash gain on sale. If actual losses exceed those assumptions, we may be required to take a charge to earnings.

    Adjustable rate loans account for a substantial portion of the mortgage loans that we originate or purchase. Credit-impaired borrowers may encounter financial difficulties as a result of increases in the interest rate over the life of the loan. Substantially all of the adjustable rate mortgages include a teaser rate, i.e., an initial interest rate significantly below the fully indexed interest rate at origination. As a result, borrowers will face interest rate increases on their adjustable rate loan, even in a stable interest rate environment. Loans with an initial adjustment date six months after funding are underwritten at the indexed rate as of the first adjustment date, and loans with an initial adjustment date two or three years after funding are underwritten at the teaser rate. Higher risks of delinquency may result when borrowers who may qualify for adjustable rate loans with a teaser rate at the time of funding may not be able to afford the monthly payments when the payment amount increases.

FASTER THAN EXPECTED LEVELS OF LOAN PREPAYMENTS WILL HURT EARNINGS.

    If actual prepayments occur more quickly than was projected at the time loans were sold, the carrying value of our residual interests may have to be adjusted through a charge to earnings in the period of adjustment. The rate of prepayment of loans may be affected by a variety of economic and other factors. We estimate prepayment rates based on our expectations of future prepayment rates, which are based, in part, on the historic performance of our loans and other considerations.

OUR OPERATIONS MAY BE HURT BY A SUBSTANTIAL AND SUSTAINED INCREASE OR DECREASE IN INTEREST RATES.

    A substantial and sustained increase in long-term interest rates could, among other things:

    - decrease the demand for consumer credit;

    - adversely affect our ability to make loans; and

    - reduce the average size of loans we underwrite.

    A substantial and sustained increase in short-term interest rates could, among other things,

    - increase our borrowing costs, most of which are tied to those rates; and

    - reduce the gains recorded by us upon the securitization and sale of loans.

    A significant decline in long-term or short-term interest rates could increase the level of loan prepayments. An increase in prepayments would decrease the size of, and servicing income from, our servicing portfolio. Our expectations as to prepayment are used to determine the amount of non-cash gain on sale recorded at the closing of a securitization transaction. An increase in prepayment rates could result in a charge to earnings if the rate is faster than originally expected. See "Risk Factors -- Fast than expected levels of loan prepayments will hurt earnings."

IN AN INCREASING INTEREST RATE ENVIRONMENT, OUR EARNINGS COULD SUFFER BECAUSE OF ADJUSTABLE RATE LOANS THAT WE SECURITIZED.

    The value of our residual interests created as a result of the securitization of adjustable rate mortgage loans is subject to so-called basis risk. Basis risk arises when the adjustable rate mortgage loans in a securitization trust, including those with a fixed initial rate, bear interest based on an index or adjustment period that is different from the certificates or bonds issued by the trust. In the absence of effective hedging or loss mitigation strategies, in a period of increasing interest rates, the value of the residual interests could be adversely affected because the interest rates on the certificates or bonds issued by a securitization trust could adjust faster than the interest rates on our adjustable rate mortgage loans in the trust. Adjustable rate mortgage loans are typically subject to periodic and lifetime interest rate caps, which limit the amount the interest rate can change during any given period on an adjustable rate mortgage loan. In a period of rapidly increasing interest rates, the value of the residual interests could be adversely affected in the absence of effective hedging strategies because the interest rates on the certificates or bonds issued by a securitization trust could increase without limitation by caps, while the interest rates on our adjustable rate mortgage loans would be so limited.

A PROLONGED INTERRUPTION OR REDUCTION IN THE SECURITIZATION AND WHOLE LOAN MARKET WOULD HURT OUR FINANCIAL PERFORMANCE.

    We must be able to sell loans we make in the securitization and whole loan market to generate cash proceeds to pay down our warehouse and repurchase facilities and fund new loans. Our ability to sell loans in the securitization and whole loan markets on acceptable terms is essential for the continuation of our loan origination and purchase operations. The value of and market for our loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in these factors may affect our ability to securitize or sell whole loans for acceptable prices within a reasonable period of time.

    To facilitate the sale of certificates or bonds issued by the securitization trust, we must obtain investment grade ratings for the certificates or bonds. To obtain those credit ratings, we credit-enhance the securitization trust. The overcollateralization amount is one form of credit enhancement. Additionally, we either obtain an insurance policy to protect holders of the certificates or bonds against certain losses, or sell subordinated interests in the securitization program.

    Our financial position and results of operations would be materially affected if investors were unwilling to purchase interests in our securitization trusts or monoline insurance companies were unwilling to provide financial guarantee insurance for the certificates or bonds sold. Other accounting, tax or regulatory changes could also adversely affect our securitization program.

    We rely on institutional purchasers, such as investment banks, financial institutions and other mortgage lenders, to purchase our loans in the whole loan market. We cannot be sure that the purchasers will be willing to purchase loans on satisfactory terms or that the market for such loans will continue. Our results of operations and financial condition could be materially adversely affected if we could not successfully identify whole loan purchasers or negotiate favorable terms for loan purchases.

IF WE ARE UNABLE TO SELL A SIGNIFICANT PORTION OF OUR LOANS ON AT LEAST A QUARTERLY BASIS, OUR EARNINGS WOULD BE SIGNIFICANTLY AFFECTED.

    Any delay in the sale of a significant portion of our loan production beyond a quarter-end would postpone the recognition of gain on sale related to such loans until their sale instead of during the quarter in which they were originated and would likely result in losses for the quarter in which they were originated. Our loan disposition strategy calls for substantially all of our production to be sold in the secondary market within 90 days of origination. However, market and other considerations, including the conformity of loan pools to monoline insurance company and rating agency requirements, could affect the timing of the sale transactions.

CHANGES IN THE VOLUME AND COST OF OUR BROKER LOANS MAY DECREASE OUR LOAN PRODUCTION.

    We depend on independent mortgage brokers for the origination of our broker loans, which constitute a significant portion of our loan production. Our future results of operations and financial condition may be vulnerable to changes in the volume and cost of our broker loans resulting from, among other things, competition from other lenders and purchasers of such loans. These independent mortgage brokers negotiate with multiple lenders for each prospective borrower. We compete with these lenders for the independent brokers' business on pricing, service, loan fees, costs and other factors. Our competitors also seek to establish relationships with such brokers, who are not obligated by contract or otherwise to do business with us.

OUR COMPETITORS IN THE MORTGAGE BANKING MARKET ARE OFTEN LARGER AND HAVE GREATER FINANCIAL RESOURCES THAN WE DO, WHICH WILL MAKE IT DIFFICULT FOR US TO SUCCESSFULLY COMPETE.

    We face intense competition in the business of originating, purchasing and selling mortgage loans. Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Our competitors in the industry include other consumer finance companies, mortgage banking companies, commercial banks, investment banks, credit unions, thrift institutions, credit card issuers and insurance companies. In the future, we may also face competition from government-sponsored entities, such as FannieMae and FreddieMac. These government-sponsored entities may enter the subprime mortgage market and target potential customers in our highest credit grades, who constitute a significant portion of our customer base.

    The historical level of gains realized on the sale of subprime mortgage loans could attract additional competitors into this market. Certain large finance companies and conforming mortgage originators have announced their intention to originate, or have purchased companies that originate and purchase, subprime mortgage loans, and some of these large mortgage companies, thrifts and commercial banks have begun offering subprime loan products to customers similar to our targeted borrowers. In addition, establishing a broker-sourced loan business requires a substantially smaller commitment of capital and human resources than a direct-sourced loan business. This relatively low barrier to entry permits new competitors to enter this market quickly and compete with our broker lending business.

    Additional competition may lower the rates we can charge borrowers and increase the cost to purchase loans, which could potentially lower the gain on future loan sales or securitizations. Increased competition may also reduce the volume of our loan origination and loan sales and increase the demand for our experienced personnel and the potential that such personnel will leave for competitors.

    Competitors with lower costs of capital have a competitive advantage over us. During periods of declining rates, competitors may solicit our customers to refinance their loans. In addition, during periods of economic slowdown or recession, our borrowers may face financial difficulties and be more receptive to the offers of our competitors to refinance their loans.

    Our broker programs depend largely on independent mortgage bankers and brokers and other financial institutions for the origination of new loans. Our competitors also seek to establish relationships with the same sources.

BECAUSE A SIGNIFICANT AMOUNT OF THE LOANS WE SERVICE ARE IN CALIFORNIA AND FLORIDA, OUR OPERATIONS COULD BE HURT BY ECONOMIC DOWNTURNS OR NATURAL DISASTERS IN THOSE STATES.

    At June 30, 2000, 21.9% and 11.6% of the loans we serviced were collateralized by residential properties located in California and Florida, respectively. Because of these concentrations, our financial position and results of operations have been and are expected to continue to be influenced by general trends in the California and Florida economies and their residential real estate markets. Residential real estate market declines may adversely affect the values of the properties collateralizing loans. If the principal balances of our loans, together with any primary financing on the mortgaged properties, equal or exceed the value of the mortgaged properties, we could incur higher losses on sales of properties collateralizing foreclosed loans. California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides. Florida historically has been vulnerable to certain other natural disasters, such as tropical storms and hurricanes. Such natural disasters are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact our ability to recover losses on properties affected by such disasters and adversely impact our results of operations.

THE RISKS ASSOCIATED WITH OUR BUSINESS BECOME MORE ACUTE IN ANY ECONOMIC SLOWDOWN OR RECESSION.

    Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings. Material declines in real estate values also weakens collateral coverage and increases the possibility of a loss and loss severity in the event of liquidation. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of our focus on credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on such loans could be higher than those generally experienced in the mortgage lending industry. In addition, in an economic slowdown or recession, we may experience increased delinquencies or foreclosures which would increase our servicing costs. Any sustained period of increased delinquencies, foreclosure, losses or increased costs could adversely affect our ability to securitize or sell loans in the secondary market and could increase the cost of these transactions.

EVEN AFTER WE SELL OUR LOANS, WE REMAIN SUBJECT TO RISKS FROM DELINQUENCIES AND LOSSES ON THE LOANS WE SERVICE.

    Although we sell substantially all the mortgage loans which we originate or purchase, we retain some degree of credit risk on substantially all loans sold where we continue to service those loans. During the period of time that loans are held before sale, we are subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers.

    We are also subject to various business risks after loans have been securitized. Cash flows from the securitization trusts are represented by the interest rate earned on the loans in the trust over the amount of interest paid by the trust to the holders of the certificates or bonds issued by the trust, plus certain monoline and servicing fees. The agreements governing our securitization program require us to credit-enhance the securitization trust by either establishing deposit accounts or building overcollateralization levels. Deposit accounts are established by maintaining a portion of the excess cash flows in a trust deposit account. Overcollateralization levels are built up by applying these excess cash flows to reduce the principal balances of the certificates or bonds issued by the trust. Those amounts are available to fund losses realized on loans held by such trust. We continue to be subject to the risks of default and foreclosure following securitization and the sale of loans to the extent excess cash flows are required to be maintained in the deposit account or applied to build up overcollateralization, as opposed to being distributed to us. When borrowers are delinquent in making monthly payments on loans included in a securitization trust, as servicer of the loans in the trust, we are required to advance interest payments with respect to such delinquent loans. These advances require funding from our capital resources, but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month.

    In connection with our whole loan sales, we may be obligated in certain instances to buy back mortgage loans if the borrower defaults on the first payment of principal and interest due.

WE MAY BE REQUIRED TO REPURCHASE LOANS OR INDEMNIFY INVESTORS IF WE BREACH REPRESENTATIONS AND WARRANTIES.

    In the ordinary course of our business, we are subject to claims made against us by borrowers arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of our employees and officers, incomplete documentation and failures to comply with various laws and regulations applicable to our business. In addition, agreements governing our securitization program and whole loan sales require us to commit to repurchase or replace loans which do not conform to our representations and warranties at the time of sale. We believe that liability with respect to any currently asserted claims or legal actions is not likely to be material to our financial position or results of operations. However, any claims asserted in the future may result in expenses or liabilities which could have a material adverse effect on our financial position and results of operations.

IF WE ARE UNABLE TO COMPLY WITH MORTGAGE BANKING RULES AND REGULATIONS, OUR ABILITY TO MAKE MORTGAGE LOANS MAY BE RESTRICTED

    Our operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and are subject to various laws, regulations and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement action. Our consumer lending activities are subject to various federal laws and regulations. We are also subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on loan applicants, regulate collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could negatively impact us.

CHANGES IN THE MORTGAGE INTEREST DEDUCTION COULD HURT OUR FINANCIAL PERFORMANCE.

    Members of Congress and government officials have from time-to-time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by us.

WE WILL BE UNABLE TO PAY DIVIDENDS ON OUR CAPITAL STOCK FOR THE FORESEEABLE FUTURE.

    The indentures governing certain of our outstanding indebtedness as well as our other credit agreements limit our ability to pay cash dividends on our capital stock. Under the most restrictive of these limitations, we will be prevented from paying cash dividends on our capital stock for the foreseeable future.

THE CONCENTRATED OWNERSHIP OF OUR VOTING STOCK BY OUR CONTROLLING STOCKHOLDER MAY HAVE AN ADVERSE EFFECT ON YOUR ABILITY TO INFLUENCE THE DIRECTION WE WILL TAKE.

    At July 12, 2000, entities controlled by Capital Z beneficially owned senior preferred stock representing 47.28% of our combined voting power in the election of directors and 91.63% of the combined voting in all matters other than the election of directors. Representatives or nominees of Capital Z have five seats on our nine person Board of Directors, and as current members' terms expire Capital Z has the continuing right to appoint and elect four directors and nominate one additional director. As a result of its beneficial ownership and Board representation, Capital Z has, and will continue to have, sufficient power to determine our direction and policies.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION RIGHTS AFTER YOU EXERCISE THEM AND WE MAY TERMINATE THE RIGHTS OFFERING AT ANY TIME.

    Once you exercise your subscription rights, you may not revoke the exercise. We have the right to withdraw or terminate the rights offering any time in our sole discretion. If we withdraw or terminate the rights offering neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE OF THE SERIES D CONVERTIBLE PREFERRED STOCK MAY NOT REFLECT THE MARKET VALUE AND THERE MAY NOT BE A LIQUID MARKET TO SELL YOUR SHARES.

    To exercise your subscription rights, you must pay the subscription price of $0.85 per share of Series D Convertible Preferred Stock. The subscription price is not necessarily related to our assets, book value or net worth or any other established criteria of value, and may not be indicative of the fair value of the Series D Convertible Preferred Stock. In addition, there can be no assurance that the market price of our Common Stock will not decline during the subscription period or following the issuance of the subscription rights and the issuance of the shares of Series D Convertible Preferred Stock. Nor can we assure you that you will be able to sell your shares of Series D Convertible Preferred Stock purchased in the rights offering at a price equal to or greater than the subscription price.

    The Series D Convertible Preferred Stock will not be listed on the New York Stock Exchange or any other exchange or market quotation system. While we intend to file an application to list the Series D Convertible Preferred Stock for trading on the New York Stock Exchange if we meet the necessary listing requirements, we do not currently meet the necessary listing requirements.

    Even if we are successful in listing the Series D Convertible Preferred Stock on an exchange or market quotation system, we cannot assure you that the Series D Convertible Preferred Stock will trade at prices equal or greater than the subscription price.

    The Series D Convertible Preferred Stock is convertible into Common Stock. The Common Stock is traded on the New York Stock Exchange under the symbol "AAM." However, we cannot assure you that the Common Stock will remain listed on the New York Stock Exchange. We have receive a notice from the New York Stock Exchange that, due to the fact that the 30-day average and absolute trading price of our Common Stock was below $1.00 in, we do not meet the requirements to maintain an ongoing listing on the New York Stock Exchange and that the Common Stock may be subject to suspension or delisting. On September [ ], 2000, the closing price of the Common Stock was $[ ].

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." You can also read our SEC filings at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to the documents containing that information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the expiration of the rights offering made by this prospectus:

    - Our Annual Report on Form 10-K for the year ended June 30, 1999.

    - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      1999.

    - Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

    - Our Proxy Statement on Schedule 14A dated August 6, 1999.

    - Our Proxy Statement on Schedule 14A dated February 2, 2000.

    - Our Information Statement on Schedule 14C dated April 28, 2000.

    - Our Information Statement on Schedule 14C dated May 5, 2000.

    - Our Information Statement on Schedule 14C dated June 22, 2000.

    - Our Current Report on Form 8-K dated July 1, 1999.

    - Our Current Report on Form 8-K dated August 15, 1999.

    - Our Current Report on Form 8-K dated August 26, 1999.

    - Our two Current Reports on Form 8-K dated September 3, 1999.

    - Our Current Report on Form 8-K dated September 27, 1999.

    - Our Current Report on Form 8-K dated October 13, 1999.

    - Our Current Report on Form 8-K dated October 8, 1999.

    - Our Current Report on Form 8-K dated October 25, 1999.

    - Our two Current Reports on Form 8-K dated October 29, 1999.

    - Our Current Report on Form 8-K dated November 2, 1999.

    - Our Current Report on Form 8-K dated November 15, 1999.

    - Our Current Report on Form 8-K dated December 2, 1999.

    - Our Current Report on Form 8-K dated February 14, 2000.

    - Our Current Report on Form 8-K dated February 25, 2000.

    - Our Current Report on Form 8-K dated March 6, 2000.

    - Our Current Report on Form 8-K dated April 4, 2000.

    - Our Current Report on Form 8-K dated May 19, 2000.

    - Our Current Report on Form 8-K dated June 7, 2000.

    - Our Current Report on Form 8-K dated July 12, 2000.

    - Our Current Report on Form 8-K dated July 27, 2000.

    - Our Current Report on Form 8-K dated August 10, 2000.

    - Our Current Report on Form 8-K dated August 15, 2000.

    - Description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 22, 1991.

    - Description of our Series C Convertible Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on September 3, 1999.

    - Description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on July 12, 1996.

    This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

       John F. Madden, Jr., Esq.
       Senior Vice President, Secretary and General Counsel
       Aames Financial Corporation
       350 South Grand Avenue, 52nd Floor
       Los Angeles, California 90071
       (323) 210-5000

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We will not offer to sell the Series D Convertible Preferred Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    This prospectus contains or may incorporate by reference statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe," and similar expressions and variations of such words are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations with respect to, among other things:

    - market conditions in the securitization, capital, credit and whole loan markets and their future impact on our operations;

    - trends affecting our liquidity position, including, but not limited to, our access to warehouse and other credit facilities and our ability to effect whole loan sales;

    - the impact of the various cash savings plans and other restructuring strategies that we are considering;

    - our on-going efforts in improving our equity position;

    - trends affecting our financial condition and results of operations;

    - the liquidity of our stock; and

    - our business and liquidity strategies.

    We caution you not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of our future performance and involve risks and uncertainties. Our actual results may differ materially from those projected in this prospectus, for the reasons, among others, discussed in this prospectus under the caption "Risk Factors." We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus. In addition to the risks and uncertainties discussed below, our filings with the Securities and Exchange Commission contain additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in our forward-looking statements. You should carefully review the risk factors discussed in this prospectus and the documents that are incorporated by reference into this prospectus.

                          AAMES FINANCIAL CORPORATION

    We are a consumer finance company primarily engaged in the business of originating, purchasing, selling, and servicing home equity mortgage loans secured by single family residences. Upon our formation in 1991, we acquired Aames Home Loan, a home equity lender making loans in California since it was founded in 1954. In 1995, we expanded our retail presence outside of California and began purchasing loans from correspondents. In August 1996, we acquired One Stop Mortgage, Inc., which originates mortgage loans primarily through a broker network.

    Our principal market is borrowers whose financing needs are not being met by traditional mortgage lenders for a variety of reasons, including the need for specialized loan products or credit histories that may limit such borrowers' access to credit. We believe these borrowers continue to represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risk assumed. The residential mortgage loans that we originate and purchase, which include fixed and adjustable rate loans, are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes.

    We originate loans nationally through our core retail and broker production channels. In recent quarters, we have emphasized our core retail and broker loan production channels and decreased our reliance on correspondent purchases. During the three and nine months ended March 31, 2000, we originated and purchased $447 million and $1.55 billion, respectively, of mortgage loans. We underwrite and appraise every loan that we originate and we generally review appraisals and re-underwrite all loans that we purchase.

    As a fundamental part of our business and financing strategy, we sell our loans to third party investors in the secondary market. We maximize opportunities in our loan disposition transactions by selling our loan production through a combination of securitizations and whole loan sales, depending on market conditions, profitability and cash flows. We sold
$435 million and $394 million of loans during the three months ended March 31, 2000 and 1999, respectively, and $1.7 billion and $1.6 billion of loans during the nine months ended March 31, 2000 and 2000, respectively. Of the total amount of loans sold during the nine months ended March 31, 2000 and 1999, $804 million and $650 million were sold in securitizations, respectively. We did not complete a securitization during the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000.

    We retain the servicing on the loans that we originate or purchase and securitize. At March 31, 2000, or servicing portfolio was $3.68 billion of which $3.37 billion we service in-house including $139.1 million of loans which we subserviced for others on an interim basis.

                            THE CAPITAL Z FINANCING

    In February 1999, Capital Z (through Specialty Finance Partners, a partnership majority owned by Capital Z) invested $26.7 million in our Series B Convertible Preferred Stock and $48.3 million in our Series C Convertible Preferred Stock. Capital Z Financial Services Fund II, L.P. and Specialty Finance Partners will be described together in this prospectus as Capital Z. In August 1999, Capital Z (through Specialty Finance Partners) purchased an additional $25 million of our Series C Convertible Preferred Stock. Our
Series B Convertible Preferred Stock, our Series C Convertible Preferred Stock and our Series D Convertible Preferred Stock are together described in this prospectus as the Senior Preferred Stock. The $100 million investment by Capital Z between February and August of 1999 is described in this prospectus as the Initial Capital Z Financing.

    As a condition of the Initial Capital Z Financing, the Company offered holders of its Common Stock the rights to purchase shares of Series C Convertible Preferred Stock at the same price per share as was paid by Capital Z in the Initial Capital Z Financing. Capital Z agreed to purchase any unsubscribed shares of Series C Convertible Preferred Stock (up to a total of $25 million) that were not purchased by the participants in that offering.

    In October 1999, we sold $4.2 million of shares of Series C Convertible Preferred Stock to participants in the rights offering and Capital Z purchased the remaining $20.8 million of shares of Series C Convertible Preferred Stock. The rights offering in October 1999 is described in this prospectus as the 1999 Rights Offering.

    In June 2000, Capital Z agreed to purchase $50 million of Series D Convertible Preferred Stock which it purchased in July of 2000. As a condition of this investment, we are making the current offer of shares of Series D Convertible Preferred Stock to all of our stockholders other than Capital Z at the same price as was paid by Capital Z for the Series D Convertible Preferred Stock. The $50 million investment by Capital Z in June 2000 is described in this prospectus as the Subsequent Capital Z Financing. Unlike the 1999 Rights Offering, there is no commitment from Capital Z (or any other entity) to purchase any of the unsubscribed shares of Series D Convertible Preferred Stock.

                                USE OF PROCEEDS

    After deducting the expenses, we will receive approximately $15.8 million from the rights offering and the Standby Cmmitment. We have no current specific plan for using the proceeds, or any significant portion thereof, other than for general corporate purposes. The principal reason for this offering is to allow our stockholders the opportunity to invest in Aames Financial Corporation on the same terms as Capital Z.

                    DETERMINATION OF THE SUBSCRIPTION PRICE

    The subscription price of the subscription rights is equal to the price per share for the Series D Convertible Preferred Stock paid by Capital Z in the Capital Z Financing. The price for the Series D Convertible Preferred Stock in the Subsequent Capital Z Financing was established through negotiations between us and Capital Z. On June 7, 2000, the date we entered into the preferred stock purchase agreement with Capital Z, the closing sale price on the New York Stock
Exchange for our common stock was $0.8125 per share. On [            ] [  ],
2000, the closing sale price on the New York Stock Exchange for our common stock
was $      per share. The subscription price in the rights offering is not necessarily related to our assets, book value or net worth or any other established criteria of value, and may not be indicative of the fair value of the Series d Convertible Preferred Stock to be offered in the rights offering.

                              THE RIGHTS OFFERING

THE SUBSCRIPTION RIGHTS

    We are issuing subscription rights to shareholders who owned our Common Stock and Series C Convertible Preferred Stock at the close of business on
[            ] [  ], 2000. Beneficial owners (other than Capital Z and its affiliates) of shares of our Common Stock held in the name of Cede & Co. as nominee for the Depository Trust Company, or in the name of any other depository or nominee, on the record date for this rights offering will also receive subscription rights. You may not transfer your subscription rights to others.

    You will receive one subscription right for each share of our common stock
that you held on [            ] [  ], 2000. Each subscription right entitles you
to purchase one share of Series D Convertible Preferred Stock for $0.85 per share. The subscription rights will be evidenced by subscription certificates (see Appendix A) which will be mailed to shareholders other than foreign shareholders whose record addresses are outside the United States. The United States includes the 50 states, the District of Columbia, United States Territories and Possessions.

    The subscription rights issued to foreign shareholders will be held by the subscription agent for their account until instructions are received to exercise those subscription rights. Foreign shareholders may exercise their subscription rights only if it is permissible to do so under applicable foreign securities laws.

    Any shares of Series D Convertible Preferred Stock acquired by officers, directors and other persons who are "affiliates" of Aames, as that term is defined under the Securities Act of 1933, may only be resold in accordance with Rule 144 under the Securities Act of 1933 or pursuant to an effective registration statement under the Securities Act. In general, under Rule 144, as currently in effect, an "affiliate" of Aames is entitled to sell within any three month period, a number of shares of Series C Convertible Preferred Stock that does not exceed the greater of one percent of the then outstanding
Series D Convertible Preferred Stock or the average weekly reported trading volume of the Series D Convertible Preferred Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain restrictions in the manner of sale, notice requirements and the availability of current public information about us.

SUBSCRIPTION PRICE

    To exercise your subscription rights, you must pay the subscription price of $0.85 per share of Series D Convertible Preferred Stock, payable in cash, check, bank draft, money order or wire transfer to the designated account as explained more fully below under "Exercise of Subscription Rights." The subscription price was established through negotiations between us and Capital Z and was intended to permit the holders of Common Stock and Series C Convertible Preferred Stock (other than Capital Z and its affiliates) to participate in the refinancing of Aames on the same terms as Capital Z. The subscription price in the rights offering is not necessarily related to our assets, book value or net worth or any other established criteria of value, and may not be indicative of the fair value of the Series D Convertible Preferred Stock to be offered in the rights offering. We cannot assure you that the Series D Convertible Preferred Stock will trade at prices equal to or greater than the subscription price. Nor can we assure you that you will be able to sell your shares of Series D Convertible Preferred Stock purchased in the rights offering at a price equal to or greater than the Subscription Price.

    We announced the rights offering on [            ] [  ], 2000. The last
reported sale price per share of our common stock on the New York Stock Exchange
on [            ] [  ], 2000 was $[  ].

EXPIRATION; EXTENSION

    You may exercise your subscription rights at any time before 5:00 p.m., New
York City time, on [            ] [  ], 2000.

    We may extend the time for exercising the subscription rights. If you do not exercise your subscription rights before the time they expire, then your subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the time the subscription rights expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

    If we terminate the rights offering, we will promptly return all of your subscription payments to you, without interest.

    If we elect to extend the date the subscription rights expire, we will issue a press release announcing the extension before the first trading day on the New York Stock Exchange after the most recently announced expiration date. See
"-- Amendments and Termination."

CONDITIONS OF THE RIGHTS OFFERING

    If the issuance of the Series D Convertible Preferred Stock in the rights offering triggers the anti-dilution provisions in the Certificate of Incorporation, the closing of the rights offering will be contingent upon stockholder approval of amendments to the Certificate of Incorporation to eliminate the effect on the conversion ratio of the various classes of preferred stock outstanding.

RIGHTS ISSUED TO CAPITAL Z

    The affiliate of Capital Z that owns our Senior Preferred Stock will receive rights to participate in this rights offering. However, Capital Z informed us that the affiliate will not exercise any rights granted in this rights offering.
As a result [            ] shares of Series D Convertible Preferred Stock
offered in this rights offering will not be issued.

    We currently do not have a sufficient number of authorized, but unissued, shares of Series D Convertible Preferred Stock for the rights offering. Therefore, the closing of the rights offering is contingent upon stockholder approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Series D Convertible Preferred Stock.

EXERCISE OF SUBSCRIPTION RIGHTS

    You may exercise your subscription rights by delivering the following to the subscription agent at or before the time the subscription rights expire:

    - Your properly completed and executed rights certificate evidencing those subscription rights with any required signature guarantees; and

    - Your payment in full of the subscription price for each share of Series D Convertible Preferred Stock subscribed for pursuant to your subscription rights.

    Your payment of the subscription price must be made by either:

    - Check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to ChaseMellon Shareholder Services L.L.C., as subscription agent; or

        Wire transfer of immediately available funds to the account maintained
    by the subscription agent for such purpose at [            ], ABA No.
    [            ], Account No. [            ] (marked: "[            ]").

    Your payment of the subscription price will be deemed to have been received by the subscription agent only upon:

    - Clearance of any uncertified check;

    - Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

    - Receipt of collected funds in the subscription agent's account designated above.

    YOU SHOULD NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. IF YOU WISH TO PAY THE SUBSCRIPTION PRICE BY AN UNCERTIFIED PERSONAL CHECK, WE URGE YOU TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE TIME THE SUBSCRIPTION RIGHTS EXPIRE TO ENSURE THAT YOUR PAYMENT IS RECEIVED AND CLEARS BY THAT TIME. WE URGE YOU TO CONSIDER USING A CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS TO AVOID MISSING THE OPPORTUNITY TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

    You should deliver the rights certificate and payment of the subscription price, as well as any Nominee Holder Certifications, Notices of Guaranteed Delivery and DTC Participant Over-subscription Forms,

    IF BY MAIL TO:

    IF BY HAND DELIVERY TO:

    IF BY OVERNIGHT COURIER TO:

    You may call the subscription agent at 1-800-[            ].

    If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the aggregate subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the subscription rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of Series D Convertible Preferred Stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the date the subscription rights expire or terminate.

    The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from holders of subscription rights until we issue to you your shares of Series D Convertible Preferred Stock.

    Your signature on each rights certificate must be guaranteed by an Eligible Institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States), subject to standards and procedures adopted by the subscription agent, unless

    - Your rights certificate provides that the shares of the Series D Convertible Preferred Stock you subscribed for are to be delivered to you; or

    - You are an Eligible Institution.

    If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others (a "Nominee Record Date Holder"), you should notify the respective beneficial owners of such shares of the subscription rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions distributed by Nominee Record Date Holders to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment.

    If you are a beneficial owner of shares of our common stock or subscription rights that you hold through a Nominee Record Date Holder, you should contact the Nominee Record Date Holder and request the Nominee Record Date Holder to effect transactions in accordance with your instructions.

    You should read and follow the instructions accompanying the rights certificates carefully. If you want to exercise your subscription rights, you must send your rights certificates to the subscription agent. YOU SHOULD NOT SEND THE RIGHTS CERTIFICATES TO THE COMPANY.

    YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT. IF YOU SEND THE RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE BY MAIL, WE RECOMMEND THAT YOU SEND THEM BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. YOU SHOULD ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE TIME THE SUBSCRIPTION RIGHTS EXPIRE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

    We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of subscription rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within such time we decide, in our sole discretion.

    Neither we nor the subscription agent will be under any duty to notify you of a defect or irregularity. We will not be liable for failing to give you such notice. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of Series D Convertible Preferred Stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "-- Regulatory Limitation."

GUARANTEED DELIVERY PROCEDURES

    If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificates evidencing your subscription rights to the subscription agent on or before the time the subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

    - Make your payment in full of the subscription price for each share of Series D Convertible Preferred Stock being subscribed for pursuant to the subscription rights (in the manner set forth in "-- Exercise of Subscription Rights") to the subscription agent on or before the time the subscription rights expire;

    - Deliver a Notice of Guaranteed Delivery to the subscription agent at or before the time the subscription rights expire; and

    - Deliver the properly completed rights certificate evidencing the subscription rights being exercised (and, if applicable for a nominee holder, the related Nominee Holder Certification), with any required signatures guaranteed, to the subscription agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery was delivered to the subscription agent.

    Your Notice of Guaranteed Delivery must be substantially in the form provided with the Instructions as to Use of Rights Certificates distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an Eligible Institution (a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States). In your Notice of Guaranteed Delivery you must state:

    - Your name;

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
    - The number of subscription rights represented by your rights certificates and the number of shares of Series D Convertible Preferred Stock you are subscribing for pursuant to your subscription rights; and

    - Your guarantee that you will deliver to the subscription agent any rights certificates evidencing the subscription rights you are exercising within three New York Stock Exchange trading days following the date the subscription agent receives your Notice of Guaranteed Delivery.

    You may deliver the Notice of Guaranteed Delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth in
"-- Exercise of Subscription Rights." You may also transmit the Notice of Guaranteed Delivery to the subscription agent by telegram or facsimile
transmission (telecopier no.) [            ]. To confirm facsimile deliveries,
you may call 1-800-[            ].

    The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call the subscription agent at
1-800-[            ] to request any copies of the form of Notice of Guaranteed
Delivery.

SUBSCRIPTION AGENT

    We have appointed ChaseMellon Shareholder Services L.L.C. as subscription agent for the rights offering. We will pay the fees and expenses of the subscription agent. We also have agreed to indemnify the subscription agent from certain liabilities which it may incur in connection with the rights offering.
You may call the subscription agent at 1-800-[            ] with any questions
that you have regarding this rights offering.

NO REVOCATION

    Once you have exercised your subscription rights, you may not revoke your exercise.

FRACTIONAL SHARES

    We will not issue any fractional shares of Series D Convertible Preferred Stock. You may not exercise a subscription right in part.

    IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE THE SPECIFIED EXPIRATION TIME, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE AND WILL NO LONGER BE EXERCISABLE.

DTC PARTICIPANTS

    We expect that your exercise of your subscription rights may be made through the facilities of The Depository Trust Company.

AMENDMENTS AND TERMINATION

    We may extend the rights offering and the period for exercising your subscription rights. We may amend the terms of the rights offering or withdraw or terminate the rights offering at any time prior to the expiration time of the rights offering. We will not pay any interest on or deduct any amounts from subscription payments returned to you if we terminate the rights offering.

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
NO RECOMMENDATIONS TO RIGHTS HOLDERS

    We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests. None of our Board of Directors, our officers or any other person are making any recommendations as to whether or not you should exercise your subscription rights.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

    We will not mail rights certificates to holders on the record date for the rights offering whose addresses are outside the United States or who have an Army Post Office (APO) or Fleet Post Office (FPO) address. Instead, we will have the subscription agent hold such rights certificates for such holders' accounts. To exercise their subscription rights, such holders must notify the subscription
agent prior to 11:00 a.m., New York City time, on [            ][  ], 2000,
three business days prior to the date the subscription rights expire, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law.

REGULATORY LIMITATION

    We will not be required to issue shares of Series D Convertible Preferred Stock pursuant to the rights offering to you if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

ISSUANCE OF SERIES D CONVERTIBLE PREFERRED STOCK

    The subscription agent will issue to you certificates representing shares of Series D Convertible Preferred Stock you purchase pursuant to the rights offering as soon as practicable after the time the subscription rights expire.

    Your payment of the subscription price will be retained by the subscription agent, and will not be delivered to us, until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether such funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of the Company with respect to shares of Series D Convertible Preferred Stock subscribed for until certificates representing such shares are issued to you. Unless otherwise instructed in the rights certificates, your certificates for shares issued pursuant to your exercise of subscription rights will be registered in your name.

    If the rights offering is not completed for any reason, the subscription agent will promptly return, without interest, all funds received by it.

SHARES OF SENIOR PREFERRED STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

    Assuming that we issue all of the shares of Series D Convertible Preferred Stock offered in the rights offering, approximately 78,643,758 shares of
Series D Convertible Preferred Stock, 26,704,000 shares of Series B Convertible
Preferred Stock will be issued and outstanding and [            ]shares of
Series C Convertible Preferred Stock will be issued and outstanding. Our issuance of shares in the rights offering would result (on a pro forma basis as of the date of this prospectus) in a 33.7% increase in the number of outstanding shares of Series D Convertible Preferred Stock.

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
OTHER MATTERS

    We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase Series D Convertible Preferred Stock from you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of that state, you will not be eligible to participate in the rights offering.

            DESCRIPTION OF THE SERIES D CONVERTIBLE PREFERRED STOCK

    The following description is a summary of the material provisions of the Series D Convertible Preferred Stock and the Certificate of Designations relating to the Series D Convertible Preferred Stock. It does not restate the Certificate of Designations in its entirety. We urge you to read the Certificate of Designations relating to the Series D Convertible Preferred Stock because the Certificate of Designations, and not this description, defines your rights as the holder of the Series D Convertible Preferred Stock. The Certificate of Designations is included as an exhibit to the registration statement that includes this prospectus.

RANKING

    The Series D Convertible Preferred Stock will, with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up of Aames, rank

    - senior to each other class or series of our preferred stock (except for our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock), our common stock, and all other classes and series of our capital stock that we may issue in the future. These securities are collectively referred to as "Junior Stock"; and

    - equal to our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock.

DIVIDENDS

    The holders of the Series D Convertible Preferred Stock will be entitled to receive, when, as and if dividends are declared by our Board of Directors out of legally available funds, cumulative dividends according to the following terms:

    - dividends will be declared in preference to dividends on any Junior Stock;

    - dividends will be paid at an annual rate of 6.5% on the $0.85 per share stated value of the Series D Convertible Preferred Stock;

    - dividends will be paid in cash; and

    - from the issue date of the Series D Convertible Preferred Stock until June 30, 2001 (the "Accrual Period"), we may elect not to pay cash dividends on the Series D Convertible Preferred Stock. Any dividends not paid during this period will accrue and compound quarterly.

    Dividends on the Series D Convertible Preferred Stock will be cumulative and will accumulate on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which dividends are payable. Additional dividends will accumulate at 125% of the

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
stated dividend rate of the Series D Convertible Preferred Stock on the amount of any dividends that are not timely paid. No such additional dividends will accrue during the Accrual Period.

    As long as any shares of Series D Convertible Preferred Stock are outstanding, we may not declare, pay or set apart for payment any dividends, distributions or other payments (including for repurchase, redemption or retirement) with respect to any Junior Stock unless all accumulated dividends on the Series D Convertible Preferred Stock are paid. If dividends are not paid in full on the Series C Convertible Preferred Stock, dividends on the Series D Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series D Convertible Preferred Stock will be declared and paid ratably in proportion to the respective amounts of accumulated and unpaid dividends on the Series D Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock.

LIQUIDATION PREFERENCE

    Upon any liquidation, dissolution or winding up of Aames, holders of the Series D Convertible Preferred Stock will be entitled to receive accumulated and unpaid dividends and the stated value of their shares out of our available assets before any payments are made on Junior Stock. If liquidation payments are not made in full on the outstanding Series D Convertible Preferred Stock, we will make distributions ratably on our Series D Convertible Preferred Stock, our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock in proportion to their respective full distributive shares. After the holders of the Series D Convertible Preferred Stock are paid the full amount of their accumulated dividends and the stated value of their shares, the holders will not be entitled to any further liquidation distributions.

CONVERSION

    Each share of Series D Convertible Preferred Stock is convertible into one share of common stock, subject to the Recapitalization, subject to adjustment as described below. Each holder of Series D Convertible Preferred Stock may convert its shares of Series D Convertible Preferred Stock into Common Stock at any time. Additionally, the holder or holders of a majority of the outstanding shares of Series D Convertible Preferred Stock can require the conversion of all outstanding shares of Series D Convertible Preferred Stock at any time.

    The initial conversion ratio is one share of Series D Convertible Preferred Stock for one share of Common Stock. The conversion ratio will be subject to adjustments as the result of certain events, including:

    - the payment of dividends (and other distributions) in Common Stock on the outstanding shares of Common Stock;

    - subdivisions, combinations, and reclassifications of Common Stock;

    - the issuance of Common Stock at a price per share less than the then-current market price, or the issuance of securities convertible into or exchangeable for shares of Common Stock at a conversion price less than the then-current market price of the Common Stock; and

    - our declaration, ordering, paying or making a dividend or distributions on Common Stock, other than regular quarterly cash dividends on Common Stock in an aggregate amount not to exceed 15% of net income from continuing operations before extraordinary items during the period commencing on July 1, 1998, and ending on the date such dividend is paid.

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
    In the case of any reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification described above) or in the case of any consolidation or merger to which we are a party or the transfer of substantially all of our assets, each share of Series D Convertible Preferred Stock then outstanding would become convertible only into the kind and amount of securities, cash and other property that is receivable upon the occurrence of such event by a holder of the number of shares of Common Stock into which such share of Series D Convertible Preferred Stock was convertible immediately prior to such event.

    No fractional shares of Common Stock will be issued upon conversion of the Series D Convertible Preferred Stock. Instead, we will pay a cash adjustment for any fractional share.

REDEMPTION

    We may redeem the Series D Convertible Preferred Stock at any time on and after the earlier of (1) February 10, 2009 and (2) the date on which fewer than 25% of the shares of Series D Convertible Preferred Stock issued on February 10, 1999 remain outstanding. The redemption price will be equal to all accumulated and unpaid dividends on the outstanding shares of Series D Convertible Preferred Stock and the stated value of such shares.

    Notice of redemption of the Series D Convertible Preferred Stock will be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our stock record books not fewer 90 or more than 120 days prior to the redemption date. The notice sent to each holder of Series D Convertible Preferred Stock will state: (1) the redemption date; (2) the place or places where certificates for such shares of Series D Convertible Preferred Stock are to be surrendered for cash; and (3) the then-current conversion ratio into shares of Common Stock. From and after the redemption date, dividends on the shares of Series D Convertible Preferred Stock will cease to accumulate or accrue, such shares will no longer be deemed to be outstanding and all rights of the holders of such shares will cease (except the right to receive the cash payable upon such redemption without interest thereon).

VOTING

    The holders of our Series D Convertible Preferred Stock will vote on an as-converted basis on all matters on which the holders of our Common Stock vote, EXCEPT THAT THE SERIES D CONVERTIBLE PREFERRED STOCK WILL NOT BE ENTITLED TO VOTE FOR MEMBERS OF OUR BOARD OF DIRECTORS.

                          DESCRIPTION OF CAPITAL STOCK

    We will, prior to the closing of the rights offering, be authorized to issue 600 million shares, consisting of 400 million shares of Common Stock, par value $0.001 per share, and 200 million shares of Preferred Stock, par value $0.001 per share of which 500,000 shares have been designed as Series A Preferred Stock, 29,704,000 shares have been designated as Series B Convertible Preferred Stock, 61,230,486 shares have been designated as Series C Convertible Preferred Stock and 108,565,514 shares of Series D Convertible Preferred Stock. The following statements are brief summaries of certain provisions relating to our capital stock.

COMMON STOCK

    The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of our Common Stockare entitled to receive ratably dividends when, as and if declared by our Board of Directors out of funds legally available for the declaration of dividends. In the event of a liquidation, dissolution or winding up of Aames, the holders of our Common Stock are entitled, subject to the rights of holders of Preferred Stock that we have issued (including the Senior Preferred Stock), to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. The holders of our Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. We distribute periodic reports and other information, including notices of annual meetings and special meetings of our stockholders, to record holders of our Common Stock to the addresses indicated on our stock records.

PREFERRED STOCK

    GENERAL. Our Board of Directors has the authority to issue the authorized and unissued Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors; however, the consent of a majority of the holders of the Senior Preferred Stock is required in order for the Board of Directors to issue any shares of Senior Preferred Stock. Accordingly, our Board of Directors is empowered, without stockholder approval or only upon receiving the consent of a majority of the Senior Preferred Stock, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Common Stock.

    SENIOR PREFERRED STOCK. We have four designated series of Preferred Stock, Series A Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock. The 500,000 designated shares of Series A Preferred Stock have been reserved for issuance in connection with the Rights Plan (described below). There are no shares of Series A Preferred Stock outstanding. The material terms and provisions of the Series D Convertible Preferred Stock are summarized above under the heading "Description of the Series D Convertible Preferred Stock." The terms of the Series C Convertible Preferred Stock are identical to the terms of the Series D Convertible Preferred Stock except for the stated value and the terms of the Series B Convertible Preferred Stock are identical to the Series D Convertible Preferred Stock, except for the stated value and the voting rights to elect our directors. Our Board of Directors is divided into two classes. One class of four directors are elected annually by the holders of the Series B Convertible Preferred Stock, voting as a single class. The other class of five directors are elected by the holders of our Common Stock and the Series B Convertible Preferred Stock, voting together as a single class, for staggered three-year terms. HOLDERS OF THE SERIES D CONVERTIBLE PREFERRED STOCK ARE NOT ENTITLED TO VOTE TO ELECT DIRECTORS.

ANTI-TAKEOVER PROVISIONS

    Our Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified Board of Directors, the inability of stockholders to call for a special meeting of stockholders under certain circumstances without the approval of our Board of Directors and the inability of stockholders to remove directors without cause.

    Each share of our outstanding Common Stock also evidences one stock purchase right (a "Right") pursuant to the terms and conditions of a Stockholders' Rights Plan that we adopted in June 1996 (as amended, the "Rights Plan"). In general, the Rights will not be exercisable, or transferable, apart from the common stock, until the tenth day after a person or group (other than an "Exempt Person" as defined in the Rights Plan) either: (1) acquires beneficial ownership of 15% or more of the outstanding

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
common stock; or (2) commences a tender offer or an exchange offer to acquire beneficial ownership of 15% or more of the outstanding common stock; or (3) who previously acquired 15% or more of the common stock in a transaction approved by our Board of Directors increases its ownership of common stock by more than 1%; or (4) files a registration statement with the SEC with respect to an exchange offer to acquire 15% or more of the common stock; or (5) who beneficially owns 10% or more of the outstanding common stock is declared an "Adverse Person" by the Board of Directors.

    Following a triggering event described above, each Right will be converted into a right to purchase from the Company, for the exercise price (as defined in the Rights Plan), that number of one one-hundredth (1/100th) of a share of our Series A Preferred Stock (or, in certain circumstances, common stock, cash, property or other of our securities) having a market value of twice the exercise price. Further, if after the Rights become exercisable, Aames or a majority of its assets or earning power is acquired by merger, consolidation, transfer, sale or otherwise, each Right will be converted into the right to purchase that number of shares of Common Stock of the surviving entity or (in certain circumstances) its parent corporation, having a market value of twice the exercise price. In general, no Adverse Person, nor the person or group whose purchase transaction or tender or exchange offer triggers the exercisability of the Rights, nor any of that person's or group's transferees, may exercise Rights held by them. Each Right, at the option of the holder of the Right, also may be exercised without the payment of cash. In such case, the Right's holder will receive securities having a value equal to the difference between the value of the securities that would have been issuable upon payment of the exercise price and the exercise price. At any time prior to the tenth day following a triggering event described in (1) through (5) of the prior paragraph, the Board of Directors may redeem all outstanding Rights at a price of $0.001 per Right, and may amend the Rights Agreement and the Rights in any and all respects. The Rights will expire on the earlier of the date of their redemption or June 20, 2006.

    On December 23, 1998, we amended the Rights Plan to provide that Capital Z and its affiliates and associates are Exempt Persons under the Rights Plan.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Because we are a Delaware corporation, Delaware law may have an effect on your rights as a stockholder. In particular, Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

    This prohibition is effective unless:

    - The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

    - The interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

    - The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    For purposes of Section 203, our Board of Directors has approved of Capital Z's acquisition of Senior Preferred Stock in the Capital Z Financing and pursuant to the Standby Commitment. Because of this approval, we may engage in the future in any "business combination" with Capital Z.

TRANSFER AGENT

    The Company's transfer agent and registrar for its common stock is ChaseMellon Shareholder Services LLC.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax matters that you should consider with respect to the subscription rights. This summary describes provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations under the Code, judicial authority and administrative rulings and practice. This summary only speaks as of the date of this prospectus, and any such authority could change, possibly with retroactive effect.

    Moreover, this summary does not discuss all aspects of federal income taxation that may be relevant to you, especially if you are subject to special treatment under the federal income tax laws. For example, if you are a bank, dealer in securities, life insurance company, tax-exempt organization or foreign taxpayer, this discussion may not cover all relevant tax issues. Also we have not discussed applicable tax consequences if you hold our common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. This summary also does not address any aspect of state, local or foreign tax laws.

    This summary is only applicable to you if you hold Common Stock or Series C Convertible Preferred Stock, and/or will hold the subscription rights and any shares of Series D Convertible Preferred Stock you acquire upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU.

ISSUANCE OF THE SUBSCRIPTION RIGHTS

    If you hold Common Stock or Series C Convertible Preferred Stock on the record date for the rights offering, you should not be required to recognize taxable income upon the receipt of the subscription rights.

    In general, a distribution by a corporation to its stockholders of rights to acquire stock in the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a "disproportionate distribution" with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a "disproportionate distribution" if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of (1) the receipt of property (including cash) by some stockholders and (2) an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation. The rights offering should not result in a disproportionate distribution because you will not receive any property in the offering other than Series D Convertible Preferred Stock that you may purchase by exercising your subscription rights.

    We intend to treat the distribution of subscription rights as a nontaxable distribution. If the Internal Revenue Service were to take a contrary position with respect to this matter, by deeming the distribution of subscription rights to constitute a taxable distribution, a person receiving subscription rights would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the subscription rights received, but only to the extent of our current and accumulated earnings and profits. To the extent the deemed distribution exceeds our current and accumulated earnings and profits, such excess would be treated first as a nontaxable recovery of adjusted tax basis in the Common Stock or Series C Convertible Preferred Stock with respect to which the subscription rights were distributed and then as gain from the sale or exchange of the Common Stock or Series C Convertible Preferred Stock. A person's tax basis in a subscription right received in a taxable distribution would equal the fair market value of the subscription right as of the date of distribution of the subscription right. A person's holding period in the subscription rights would begin on the day following the date of distribution of the subscription rights.

    Except as provided above, the following discussion assumes that the distribution of the subscription rights will be treated as a nontaxable distribution.

BASIS AND HOLDING PERIOD OF THE SUBSCRIPTION RIGHTS

    Generally, if you hold common stock on the record date for the rights offering, your basis in the subscription rights received by you will be zero. If, however, either

    - the fair market value of the subscription rights, if exercised, on the date we issue the subscription rights is 15% or more of the fair market value (on that same date) of our Common Stock or Series C Convertible Preferred Stock; or

    - you properly elect under Section 307 of the Code in your federal income tax return to allocate part of the basis of your common stock to the subscription rights;

then your basis in your shares of Common Stock or Series C Convertible Preferred Stock will be allocated between the Common Stock or Series C Convertible Preferred Stock and the subscription rights in proportion to the fair market values of each on the date we issue the subscription rights.

    The holding period of your subscription rights will include your holding period (as of the date of issuance) for the Common Stock or Series C Convertible Preferred Stock with respect to which we distributed the subscription rights to you.

EXPIRATION OF THE SUBSCRIPTION RIGHTS

    If your basis in your subscription rights is zero, and you allow your subscription rights to expire unexercised, you will not recognize any gain or loss.

    If you have a basis in your subscription rights and you allow your subscription rights to expire unexercised, you will recognize a loss equal to the basis of those subscription rights. Any loss you recognize on the expiration of your subscription rights will be a capital loss if the Series D Convertible Preferred Stock obtainable by you after the exercise of the subscription rights would be a capital asset.

EXERCISE OF THE SUBSCRIPTION RIGHTS; BASIS AND HOLDING PERIOD OF ACQUIRED SHARES

    You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in each share of Series D Convertible Preferred Stock you acquire through exercise of your subscription rights will equal the sum of the subscription price you paid to exercise your subscription rights and your basis, if any, in the subscription rights. Your holding period for the Series D Convertible Preferred

Stock you acquire through exercise of your subscription rights will begin on the date you exercise your subscription rights.

SALE OR EXCHANGE OF SERIES D CONVERTIBLE PREFERRED STOCK

    If you sell or exchange shares of Series D Convertible Preferred Stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in your shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long term capital gain or loss. If you recognize any such long term capital gain, the Internal Revenue Service will generally tax such gain at a maximum rate of 20%.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under the backup withholding rules of the Code, you may be subject to 31% backup withholding with respect to payments made pursuant to the rights offering. You will not be subject to backup withholding if you:

    - Are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or

    - Provide a correct taxpayer identification number and certify under penalty of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

    Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

    THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    We are making this rights offering directly to you, the holders of our Common Stock and Series C Convertible Preferred Stock. We will pay the fees and expenses of ChaseMellon Shareholder Services L.L.C. as subscription agent, and we have also agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    [                                                ], has rendered to us a
legal opinion as to the validity of the subscription rights, the Series D Convertible Preferred Stock and the underlying Common Stock covered by this prospectus.

                                    EXPERTS

    Ernst & Young LLP ("EY") audited our consolidated financial statements as of June 30, 1999 and 2000. We incorporate by reference those financial statements in this prospectus with the permission of EY and relay on EY's reports given upon their authority as experts in accounting and auditing.

    PricewaterhouseCoopers LLP ("PWC") audited our consolidated financial statements as of June 30, 1998, 1997 and 1996. We incorporate by reference those financial statements in this prospectus with the permission of PWC and rely on PWC's reports given upon their authority as experts in accounting and auditing.

    NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AAMES FINANCIAL CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SERIES D CONVERTIBLE PREFERRED STOCK IN ANY JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AAMES FINANCIAL CORPORATION SINCE THE DATE OF THIS PROSPECTUS.

                              --------------------

                          AAMES FINANCIAL CORPORATION

                                   PROSPECTUS

                      SERIES D CONVERTIBLE PREFERRED STOCK

                             [         ] [  ], 2000

                              --------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the offering are as follows:

                                                                AMOUNT
                                                              -----------
Registration Fee Under Securities Act of 1933...............  $ 15,263.79
Legal Fees and Expenses.....................................  $200,000.00
Subscription Agent Fee......................................  $150,000.00
Accounting Fees and Expenses................................  $ 75,000.00
Miscellaneous Expenses......................................  $250,000.00
TOTAL.......................................................  $690,260.79
                                                              ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has adopted provisions in its Certificate of Incorporation which limit the liability of directors. As permitted by applicable provisions of the Delaware General Corporation law (the "Delaware Law"), directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its stockholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its stockholders, that involve intentional misconduct or knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its stockholders, or that show a reckless disregard for his duty to the Company or its stockholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its stockholders, or (iii) based on transactions between the Company and its directors or other corporations with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the Delaware Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company must indemnify its directors and officers to the full extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary under the Delaware Law, and the Company has entered into indemnification agreements (the "Indemnification Agreements") with its directors providing such indemnity. The Indemnification Agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

    See the Exhibit Index of this Registration Statement.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 19, 2000.

                                                       AAMES FINANCIAL CORPORATION
                                                       (Registrant)

                                                       By:  /s/ JOHN F. MADDEN, JR
                                                            -----------------------------------------
                                                            John F. Madden, Jr
                                                            SENIOR VICE PRESIDENT,
                                                            GENERAL COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Madden, Jr. and Ralph W. Flick or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                 TITLE
                      ---------                                 -----
                 /s/ A. JAY MEYERSON
     -------------------------------------------       Chief Executive Officer
                   A. Jay Meyerson                       and Director

                                                       Chief Financial Officer
                  /s/ JAMES HUSTON                       (Principal Financial
     -------------------------------------------         and Accounting
                    James Huston                         Officer)

              /s/ STEVEN M. GLUCKSTERN
     -------------------------------------------       Chairman of the Board
                Steven M. Gluckstern

                  /s/ ADAM M. MIZEL
     -------------------------------------------       Director
                    Adam M. Mizel

                      SIGNATURE                                                 DATE
                      ---------                                                 ----
                 /s/ A. JAY MEYERSON
     -------------------------------------------                         September 19, 2000
                   A. Jay Meyerson
                  /s/ JAMES HUSTON
     -------------------------------------------                         September 19, 2000
                    James Huston
              /s/ STEVEN M. GLUCKSTERN
     -------------------------------------------                         September 19, 2000
                Steven M. Gluckstern
                  /s/ ADAM M. MIZEL
     -------------------------------------------                         September 19, 2000
                    Adam M. Mizel

                      SIGNATURE                                 TITLE
                      ---------                                 -----
     -------------------------------------------       Director
                    Eric C. Rahe

     -------------------------------------------       Director
                   Mani A. Sadeghi

                 /s/ ROBERT A. SPASS
     -------------------------------------------       Director
                   Robert A. Spass

                /s/ CARY H. THOMPSON
     -------------------------------------------       Director
                  Cary H. Thompson

     -------------------------------------------       Director
               Georges C. St. Laurent

                      SIGNATURE                                                 DATE
                      ---------                                                 ----
     -------------------------------------------                       [         ] [  ], 2000
                    Eric C. Rahe
     -------------------------------------------                       [         ] [  ], 2000
                   Mani A. Sadeghi
                 /s/ ROBERT A. SPASS
     -------------------------------------------                         September 19, 2000
                   Robert A. Spass
                /s/ CARY H. THOMPSON
     -------------------------------------------                         September 19, 2000
                  Cary H. Thompson
     -------------------------------------------                       [         ] [  ], 2000
               Georges C. St. Laurent

                                 EXHIBIT INDEX

         NO.            ITEM
---------------------   ----
         3.1            Certificate of the Voting Powers, Designations, Preferences
                          and Relative, Participating, Optional or Other Special
                          Rights, and Qualifications, Limitations or Restrictions
                          Thereof, of Series D Convertible Preferred Stock of the
                          Registrant, as filed with the Secretary of State of the
                          State of Delaware on February 10, 1999 (1)

         4.1            Form of Specimen Certificate for Rights of the
                          Registrant (2)

         5.1            Opinion of Counsel (2)

        23.1            Consent of PricewaterhouseCoopers LLP (2)

        23.2            Consent of Counsel (2)

        23.3            Consent of Ernst & Young LLP (2)

        24.1            Power of Attorney (included on signature page)

        99.1            Form of Instructions to Stockholders as to use of
                          Subscription Rights (2)

        99.2            Form of Notice of Guaranteed Delivery for Subscription
                          Rights and Important Tax Information (2)

        99.3            Form of Letter to Stockholders who are record holders (2)

        99.4            Form of Letter to Stockholders who are beneficial
                          holders (2)

        99.5            Form of Subscription Agent Agreement by and between Aames
                          Financial Corporation and Chase Mellon Shareholder
                          Services LLC. (2)

------------------------

(1) Incorporated herein by reference to Exhibit [    ] of the Registrant's
    Aannual Report on Form 10-K, filed with the Commission on
    [            ] [  ], 2000.

(2) To be filed by amendment.